UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 10, 2015

HUNTINGTON INGALLS INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-34910	90-0607005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4101 Washington Avenue, Newport News, Virginia	23607
(Address of principal executive offices)	(Zip Code)

(757) 380-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Huntington Ingalls Industries, Inc. (the “Company”) has announced that Nicolas G. Schuck, 41, has been appointed to the office of Corporate Vice President, Controller and Chief Accounting Officer effective as of August 10, 2015. Since March 2015, Mr. Schuck has worked as Assistant Controller at the Company’s Newport News Shipbuilding division. Prior to that, and since joining the Company in January 2012, he served as the Company’s Corporate Assistant Controller. From December 2009 until December 2011, Mr. Schuck served as Director, Finance at ManTech International Corporation, a provider of technologies and solutions for national security programs for the intelligence community and other U.S. federal government customers.

In connection with his appointment, the Company granted Mr. Schuck an aggregate of 1,131 restricted performance stock rights (“RPSRs”) under the Company’s 2012 Long-Term Incentive Stock Plan described in the Company’s proxy statement for its 2015 Annual Meeting of Stockholders filed on March 19, 2015 (the “Proxy Statement”). Mr. Schuck’s RPSRs will vest on December 31, 2017, subject to satisfaction of applicable performance criteria as determined by the Compensation Committee of the Company’s board of directors. As a result of his appointment, Mr. Schuck will also participate in the Company’s Officers Retirement Account Contribution Plan on the terms described in the Proxy Statement.

Mr. Schuck has no family relationships with any executive officer, director or other employee of the Company, and he has no material interest in any transaction or proposed transactions of the Company.

A copy of the press release announcing Mr. Schuck’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated August 13, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTINGTON INGALLS INDUSTRIES, INC.

Date: August 14, 2015	By:	/s/ Barbara A. Niland
Barbara A. Niland
Corporate Vice President, Business Management and Chief Financial Officer